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                     Olshan Grundman Frome & Rosenzweig LLP
                                505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                                                                       EXHIBIT 5

                                   May 6, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

         Re:      WHX Corporation
                  Registration Statement on Form S-4 (333-    )

Ladies and Gentlemen:

         Reference is made to the above-referenced Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by WHX Corporation (the "Company") and the prospectus forming a part thereof (the "Prospectus"). The Registration Statement relates to an offer with respect to the exchange (the "Exchange Offer") of 10 1/2% Senior Notes due 2005 of the Company for 10 1/2% Senior Exchange Notes due 2005 of the Company (the "New Notes").

         We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company, as amended to date, corporate proceedings of the Company, the Indenture dated as of April 7, 1998, by and among the Company and Bank One, N.A., as Trustee, and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

         Based upon the foregoing, we are of the opinion that the New Notes, upon issuance in accordance with the terms and
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Securities and Exchange Commission
May 6, 1998
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conditions of the Exchange Offer, will have been duly and validly issued, and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited or affected by (i) any applicable bankruptcy, insolvency, moratorium or other similar law affecting generally the rights of creditors, now or hereafter in effect, and (ii) the fact that equitable remedies or relief (including but not limited to the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

         Our opinion with respect to the material United States federal income tax consequences of the purchase, ownership and disposition of the New Notes is set forth in full under the caption "Certain U.S. Federal Income Tax Consequences" in the Prospectus.

         We are members of the Bar of the State of New York and, except as stated below, we express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. We advise you that Marvin L. Olshan, a Director and the Secretary of the Company, holds shares of Common Stock of the Company and options to purchase same, and Steven Wolosky, Assistant Secretary of the Company, holds options to purchase shares of Common Stock of the Company, and are each members of this firm.

         We consent to the reference to this firm under the captions "Legal Matters" and "Certain United States Federal Income Tax Considerations" in the Prospectus.

                                    Very truly yours,

                                    OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP